Exhibit 3.2

LIMITED LIABILITY AGREEMENT

OF

DTS LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Agreement (the “Agreement”) of DTS LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of April 16, 2012, (the “Effective Date”) by DTS, Inc. as the sole Member (the “Member”).

AGREEMENT

1.             Rights and Obligations: Term.  The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Delaware Limited Liability Company Act (the “Act”) and this Agreement.  To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law. The term of the Company shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.  Except as otherwise provided herein, the Company shall have perpetual existence.

2.             Name. The name of the Company shall be DTS LLC.  The business of the Company may be conducted under that name, or upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable.

3.             Purpose.  The purpose of the Company is to engage in any lawful activity which a limited liability company may carry on under the Act.  Nothing in this Agreement shall prohibit the Member from engaging in any business, investment or other activity of any kind, even if such business, investment or activity is competitive with the Company’s business.

4.             Registered Office; Registered Agent.  The name and address of the Company’s registered agent for service of process in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.  The Company’s agent for service of process in Delaware may be changed at any time, subject to any limitations as provided in the Act.

5.             Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities.  The Member acknowledges that because the Company will have a single Member, pursuant to Treasury Regulation Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for U.S. federal and state income tax purposes. In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

6.             Title to Assets; Transactions.  The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

7.             Member’s Name and Address.  The name and the business address of the Member is as follows: DTS, Inc., 5220 Las Virgenes Road, Calabasas, California.  A Manager or any Member may change their address used for purposes of this Agreement upon notice thereof to the Company.

8.             Capital Contributions.  Within sixty days of the Effective Date, the Member shall make a capital contribution to the Company in the amount of ten dollars ($10.00).  The Member shall make additional capital contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.  The Member shall have the “Percentage Interest” as set forth below:

DTS, Inc.	100%

9.             Liability of the Member.  The Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

10.          Distributions.  Subject only to (i) the laws of fraudulent conveyance of the State of Delaware and (ii) any and all other contractual restrictions agreed to by the Company or its Member in writing, the Manager shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Manager shall determine.

11.          Management.

(a)           Manager; Term; Removal; Successors.  The number of Managers of the Company shall be fixed from time to time by approval of the Member.  The Member currently intends that the Company shall have one (1) initial manager (the “Manager”) who shall initially be the Member.  Unless the Manager resigns or is removed, such Manager shall hold office until a successor is elected and qualified.  Any vacancy occurring for any reason in the position of Manager may be filled by approval of the Member.

(b)           Authority.  The business and affairs of the Company shall be managed exclusively by the Manager, provided however, that the Manager may delegate to officers the authority to carry out the Company’s day to day functions.  If, at any time, there is more than one Manager, all references to “Manager” shall mean “Managers” acting by unanimous agreement if there are two (2) Managers or by majority vote if there are more than two (2) Managers with each Manager having one (1) vote.  The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Manager by the Member under the laws of the State of Delaware.  Any Manager is hereby designated as an authorized person, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.  Without limiting the general intent that all key business decisions of the Company may be made exclusively by the Manager, or be agreed upon by a majority of the Managers if there are two (2) or more Mangers, it is expressly agreed that no Manager shall, on behalf of the Company, without the prior oral or written approval of the Member: (i) loan any Company funds; (ii) incur any obligation on the credit of or binding on the Company except in the ordinary course of the Company’s business; (iii) transfer, hypothecate, compromise or release any Company claim except for payment in full; and (iv) sell, lease or hypothecate any Company property or enter into any contract for such purpose other than in the ordinary course of the Company’s business.

(c)           Officers.  The Company may have such officers, representatives or agents as are appointed from time to time by the Manager.  Without limiting the generality of the foregoing, the Company may have a chairman, a chief executive officer, a president, a chief financial officer, a treasurer, one or more vice presidents, and a secretary, each of whom shall, unless otherwise directed by the Manager, have the powers and duties normally associated with such officers of a corporation formed under Delaware law.  Any number of offices may be held by the same person, as the Manager may determine.  Unless otherwise provided in the appointment of any officer, each officer shall be chosen for a term which shall continue until such officer’s successor shall have been chosen and qualified or such officer’s earlier resignation or removal by the Manager.  The initial officers of the Company are as set forth below:

Name	Title

Jon Kirchner	Chief Executive Officer and President
Melvin Flanigan	Chief Financial Officer and Treasurer
Blake Welcher	Secretary

12.          Limitation of Liability; Indemnification.

(a)           Notwithstanding any other provision to the contrary contained in this Agreement, neither the Member nor any Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Manager, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the Member or Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member or Manager derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member or Manager shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or Manager under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Manager.

(b)           In addition to the foregoing, each person who is or was or had agreed to become an officer of the Company or a director or officer of any predecessor of the Company, or while serving as an officer of the Company or a director or officer of any predecessor of the Company is or was serving or who had agreed to serve at the request of the Manager or an officer of the Company or the board of directors or an officer of any predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by the Delaware Limited Liability Company Act or any other applicable law as presently or hereafter in effect.  For the avoidance of doubt, the reference in this section 12 to “predecessor of the Company” shall include, without limitation, SRS Labs, Inc.

(c)           The right to indemnification granted in this section 12 shall include the right to be paid in advance expenses incurred in defending a proceeding.

(d)           The right of indemnification provided in this section 12 shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the Effective Date or the adoption of this section 12.

(e)           Any amendment, repeal or adoption of this Agreement or a provision or term of this Agreement inconsistent with this section 12 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, repeal or adoption.

13.          Transfer of Interests.  The Member may transfer the Member’s membership interest in the Company at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in the Member’s sole discretion determine.

14.          Dissolution and Winding Up.  The Company shall dissolve only upon the first to occur of any of the following events: (a) approval of the Member to dissolve the Company; (b) the sale of all or substantially all of the assets of the Company; or (c) the entry of a decree of judicial dissolution. Upon dissolution of the Company, the Manager shall wind up the Company’s affairs.  Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

15.          Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and an income statement.

16.          Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and the Member’s successors, transferees, and assigns.

17.          Entire Agreement; Amendment.  This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements.  All amendments to this Agreement shall be in writing and signed by the Member.

18.          Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

19.          Severability.  Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

20.          Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of any Manager and Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

DTS, INC.
Sole Member

By:	/s/ Jon E. Kirchner
Name:	Jon E. Kirchner
Title:	Chairman and Chief Executive Officer

[Signature Page to Limited Liability Company Agreement of DTS LLC]